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Exhibit 5


                                          _______________, 1997


Unison HealthCare Corporation
8800 North Gainey Center Drive
Suite 245
Scottsdale, AZ  85258

Gentlemen:

      We are providing this opinion in connection with the Registration Statement of Unison HealthCare Corporation (the "Company") on Form S-4 as amended (the "Registration Statement") filed under the Securities Act of 1933 as amended. The Registration Statement relates to the proposed exchange offer by the Company of up to $1,000,000 of 12 1/4% Senior Notes (the "Exchange Notes") for outstanding 12 1/4% Senior Notes (the "Original Notes") in the same principal amount, all in the manner set forth in the Registration Statement and the Prospectus constituting a part thereof (the "Prospectus"). We have examined
(1) the Registration Statement, including the Prospectus; (2) the Company's Certificate of Corporation and Bylaws as amended to date; (3) corporate proceedings relating to the organization of the Company and the issuance of the Exchange Notes in exchange for the Original Notes; and (4) such other documents and records as we have deemed necessary in order to render this opinion.

      Based upon the foregoing, it is our opinion that:

      1. The Company is a corporation organized and existing under the laws of the state of Delaware.

      2. The Exchange Notes, when issued in exchange for Original Notes as contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable by the Company, and will be binding obligations of the Company.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus.

                                          Very truly yours,

                                          QUARLES & BRADY



                                          Joseph D. Masterson
JDM:sk9